EXHIBIT 99.2

FINAL TRANSCRIPT

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Conference Call Transcript

Event Date/Time: Aug 02, 2011 / 03:00PM GMT

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FINAL TRANSRCRIPT
Aug 02, 2011 / 03:00PM GMT, LXP - Q2 2011 Lexington Realty Trust Earnings Conference Call

CORPORATE PARTICIPANTS

Gabriela Reyes
Lexington Realty Trust - IR

Will Eglin
 Lexington Realty Trust - CEO, President, COO

 Patrick Carroll
 Lexington Realty Trust - EVP, CFO,Treasurer

CONFERENCE CALL PARTICIPANTS

 Sheila McGrath
 KBW - Analyst

 Anthony Paolone
 JPMorgan - Analyst

 John Guinee
 Stifel Nicolaus - Analyst

 Steve Swett
 Morgan, Keegan - Analyst

 Geoff Dancey
 Cutler Capital Management - Analyst

 Todd Stender
 Wells Fargo - Analyst

 PRESENTATION

Operator

 Good day, ladies and gentlemen, and welcome to the Lexington Realty Trust second-quarter 2011 conference call. As a reminder, today's presentation is being recorded. At this time, I would like to turn the conference over to your host, [Gabriela Reyes]. Please go ahead, ma'am.

Gabriela Reyes - Lexington Realty Trust - IR

 Hello, and welcome to the Lexington Realty Trust second-quarter conference call. The earnings press release was distributed over the wire this morning and the release and supplemental disclosure packet will be furnished on a Form 8-K.

In the press release and supplemental disclosure package, Lexington has reconciled all historical non-GAAP financial measures to the most directly comparable GAAP measure in accordance with Reg G requirements. If you did not receive a copy, these documents are available on Lexington's website at www.lxp.com in the Investor Relations section. Additionally, we are hosting a live webcast of today's call, which you can access in the same section.

At this time, we would like to inform you that certain statements made during this conference call which are not historical may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Lexington believes expectations reflected in any forward-looking statements are based on reasonable assumptions, Lexington can give no assurance that its expectations will be attained.

Factors and risks that could cause actual results to differ materially from those expressed or implied by forward-looking statements are detailed in today's press release and from time to time in Lexington's filings with the SEC. Lexington does not undertake a duty to update any forward-looking statements.

FINAL TRANSRCRIPT
Aug 02, 2011 / 03:00PM GMT, LXP - Q2 2011 Lexington Realty Trust Earnings Conference Call

Joining me today from management are Will Eglin, Chief Executive Officer, Patrick Carroll, Chief Financial Officer, and other members of management.

 Will Eglin - Lexington Realty Trust - CEO, President, COO

Thanks, Gabby, and welcome, everyone. Thank you for joining the call today. I would like to begin by discussing our operating results and accomplishments for the second quarter.

For the quarter, our Company funds from operations were $0.24 per share, a $0.01 increase compared to the same period a year ago. Robust leasing activity continued, with 1.4 million square feet of new and renewal leases signed, raising our portfolio occupancy rate to 96.1%.

Investment activity was ahead of our expectations when the year began, with total closings of about $125 million, as we were able to promptly deploy the proceeds of our May equity offering into accretive investment opportunities.

We continue to execute our strategy to monetize non-core assets, and total disposition activity for the second quarter was approximately $13 million at a weighted average cap rate of approximately 3.3%. And total disposition activity for the first half of the year was $121.9 million at a weighted average cap rate of 6.6%, which are strong results in relation to our $200 million disposition objective this year at an average cap rate of 7% to 7.5%.

However, while we expect to complete the balance of activity, we cannot provide assurances that we will be able to be successful.

In addition, as we have previously mentioned, we expect to create liquidity in our Net Lease Strategic Assets Fund joint venture between now and next June by exercising a buy-sell right in February 2012, and ultimately monetizing our entire investment, which is currently carried on our balance sheet for just $74.8 million.

In the event of a complete liquidation of this joint venture, we would expect to receive proceeds of approximately $185 million, which could be used to retire non-recourse mortgage debt in 2012, when we have $182 million maturing, or to fund external growth opportunity. However, these expectations are also dependent on many factors beyond our control.

On the finance and capital markets front, during the second quarter, we raised $90 million in a common share offering and $15 million in a first mortgage financing. These activities allowed us to end the quarter with our credit line fully available and a healthy cash position.

Portfolio occupancy at quarter-end was approximately 96.1% and our leasing efforts were quite strong in the quarter, with 19 new and renewal leases executed for 1.4 million square feet during the quarter when we had two single-tenant property leases expire that were not renewed, for a total of 86,000 square feet, 49,000 of which related to a property held in our Net Lease Strategic Asset Fund joint venture.

One of the bright spots of our leasing efforts was the 387,000 square feet of new office leases that we completed, while revenues on renewal leases declined in line with our forecast and reflected the fact that suburban office rents continue to be under pressure. Recall that earlier this year, we estimated that expiring rents in 2011 and 2012 were about $12 million over market in the aggregate, so our results so far this year have been exactly in line with our budget.

In the third quarter, our leasing efforts have remained very active, and we have approximately 3.2 million square feet currently in negotiation.

Year-to-date, we have signed new and renewal leases totaling 3.4 million square feet, leaving 900,000 square feet of space scheduled to expire over the balance of this year. And of that, we currently expect to renew leases on about 500,000 square feet; but again, no assurance can be given as to our success in this area.

Supplementing our leasing success was a very active quarter in our investments and acquisition. We closed on property investments totaling $108.8 million and $15.8 million of debt investments. These property investments have an initial yield of 9.6%, which equates to 10.2% on a GAAP basis, and the debt investments include a $5.8 million purchase of a 50% interest in a mezzanine loan from Concord Debt Holdings, our joint venture with Winthrop. Concord used the proceeds to retire credit line debt and as a result, we believe Concord is now positioned to begin making ongoing cash distributions, which started this past quarter.

FINAL TRANSRCRIPT
Aug 02, 2011 / 03:00PM GMT, LXP - Q2 2011 Lexington Realty Trust Earnings Conference Call

We have made good progress executing on our investment pipeline, and we currently have transactions under contract that total $44.1 million. And further, we have a pipeline of about $175 million of other transactions under letter of intent that we expect to fund over the balance of this year and through next year. These investment opportunities are almost entirely in the build-to-suit area, and we believe they are very attractive opportunities for us since they are generally long-term net leases at an average going-in cap rate of about 9%, which generally equates to between 10% and 11% on GAAP basis.

All of our new acquisitions are being acquired at cap rates that are well in excess of the average cap rate where we have been selling our properties, and that is a strong positive for our cash flow. And the addition to our portfolio of long-term leases with escalating rents will further strengthen our cash flows and support our dividend growth objectives. However, we can give no assurances that we will be successful in realizing these beliefs and expectations.

Now I will turn the call over to Pat, who will take you through our results in more detail.

 Patrick Carroll - Lexington Realty Trust - EVP, CFO,Treasurer

Thanks, Will. During the quarter, Lexington had gross revenues of $82.7 million, comprised primarily of lease rents and tenant reimbursements. Under GAAP, we were required to recognize revenue on a straight-line basis over the non-cancelable lease term, plus periods covered by a bargain renewal option. In addition, the amortization of above- and below-market leases are included directly in rental revenue.

In the quarter, GAAP rents were in excess of cash rents by about $4.1 million, including the effect of above- and below-market leases. For the six months, cash rents were in excess of GAAP rents by $2.8 million. We have also included on page 41 in the supplement our estimates of both cash and GAAP rents for the remainder of 2011 through 2015 for leases in place at June 30, 2011.

In the second quarter of 2011, both tenant reimbursement revenue and property operating expenses were flat with their comparable period in 2010.

In the second quarter of 2011, we recorded $53.6 million in non-cash impairment charges on properties held and used in continuing operations. To determine this impairment, we looked at the carrying values of, one, all retail properties we hold; properties that have been targeted for sale and a market plan has been initiated; properties in which we have agreed to prices with third parties; properties in which we have a probability of being conveyed to the lenders; or properties with lease percentages less than 70% and properties, although greater than 70% leased, that have less than one year remaining in their term. This analysis resulted in an impairment charge we took that is comprised of the following.

One, a $7.4 million charge on nine retail properties. In this analysis, we shortened our estimated hold period, we increased the probability of sales and used downtime and lease renewal terms that we believe are conservative. We also incurred a $9.8 million charge on the potential giveback to a lender.

We also incurred a $10.9 million charge on potential sale of two multi-tenanted properties. In this analysis, we obtained BOVs, we increased the probability of sale and we lowered the holding periods before estimated sales date.

And finally, we took a $25.5 million charge in a joint venture property in which we have a 55% interest and is 67% leased, which was required in the Newkirk merger. Of this charge, $11.5 million of income is reflected in noncontrolling interest on the income statement, so the bottom-line impact to us as it relates to this charge is $14 million.

As it relates to this joint venture property, we have started very preliminary marketing activities, including obtaining a BOV. Even though we need JV partner approval to sell the asset, they have only given their initial consent to market. Along with our own Board approval, we nonetheless have taken a conservative approach and recorded this reserve. In calculating this reserve, we considered many factors, including estimated TI costs, lease costs, downtime, pre-rent period and market rents.

In addition, we had non-cash impairment charges of $5.6 million and $200,000 of gains on sales of properties, and these items are included in discontinued operations.

On page 39 of the supplement, we have disclosed selected income statement data for our consolidated, but not wholly-owned properties, and our joint venture investments. We have also included non-cash interest charges recognizing the six months ended June 30, 2011 on page 40 of the supplement.

FINAL TRANSRCRIPT
Aug 02, 2011 / 03:00PM GMT, LXP - Q2 2011 Lexington Realty Trust Earnings Conference Call

Our G&A remained flat in the second quarter of 2011 compared to the first quarter of 2011, with slight increase in second quarter '11 versus second quarter '10 related primarily to professional fees.

Interest expense decreased $3.3 million due to the deleveraging of the balance sheet. This has resulted in interest coverage of approximately 2.6 times, fixed charge coverage of approximately 1.6 times, and debt-to-EBITDA of approximately six times.

Equity in earnings from joint ventures increased primarily to $900,000 distribution we received from Concord, of which we have only included $500,000 in our FFO calculation, and earnings from our new investment in the Westell Technologies property.

Advisory fees and incentive fees have increased $1.1 million, primarily from a $700,000 incentive fee earned on a managed account.

Turning to the balance sheet, our balance sheet is strong, as we have continued to increase our financial flexibility and capacity. We had $94.5 million of cash at quarter-end, including cash classified as restricted, restricted cash balances relating primarily to money held with lenders as escrow deposits on mortgages.

At quarter-end, we had about $1.7 billion of consolidated debt, which had a weighted average interest rate of about 5.8%. The significant components of other assets and liabilities are included on page 40 of the supplement.

During the quarter ended June 30, 2011, the Company paid approximately $5.4 million in lease costs and $9.3 million in TI and capital improvements, including about $3 million spent on the Transamerica Tower in Baltimore. Starting on page 28 through page 33 of the supplement, we disclose the details of all consolidated mortgages maturing through 2015.

Now I would like to turn the call back over to Will.

 Will Eglin - Lexington Realty Trust - CEO, President, COO

Thanks, Pat. In summary, we had a very successful first half of the year, and we are pleased with the progress we have made on capital recycling, debt reduction, new investment activity and large lease activity that speaks to our success in maintaining high levels of occupancy during what has proved to be a prolonged period of anemic employment.

We have materially improved our balance sheet by lowering leverage and extending maturities, and we look forward to continuing on that path in the years ahead.

Our guidance for 2011 in terms of funds from operations remains unchanged at a range of $0.90 to $0.93 per share, which reflects the comment that was made on today's call, and a diluted share count of roughly 180 million shares, which includes 16.2 million shares underlying our 6% convertible guaranteed notes. Our annual dividend currently is $0.46 per share, which represents a payout ratio of roughly 50% of our funds from operations.

We continue to believe that we are positioned to provide our shareholders with an investment that has strong total return potential, based on, one, our current dividend yield of 5.5% in a low yield environment; two, an extremely conservative payout ratio of approximately 50% of funds from operations; three, the continued execution of our capital recycling program and ongoing debt reduction objectives; four, attractive external growth prospects, as evidenced by our activity in the second quarter and a robust pipeline that can be funded entirely with capital recycling proceeds; and fifth, leasing success that has improved our occupancy substantially.

Operator, I have no further comments at this time, so we are ready for you to conduct the question-and-answer portion of the call.

QUESTION AND ANSWER

Operator

Thank you. (Operator Instructions). Sheila McGrath, KBW.

FINAL TRANSRCRIPT
Aug 02, 2011 / 03:00PM GMT, LXP - Q2 2011 Lexington Realty Trust Earnings Conference Call

 Sheila McGrath - KBW - Analyst

 Good morning. Will, you mentioned that the pipeline remains robust. This was a very active quarter, the most in many years. I am just wondering if third and fourth quarter we could expect similar volumes, or if you could just give us some kind of framework on the volume for the rest of the year.

Will Eglin - Lexington Realty Trust - CEO, President, COO

 In terms of actual closings and fundings, I think it will be a little bit more gradual. We have got $44 million under contract and about $175 million that is under letter that we feel confident about. It is almost all build-to-suit activity that will get funded in increments, quarter by quarter.

So we are very pleased with the pipeline and there is a great opportunity for us in the build-to-suit area to essentially finance private developers who are engaged in build-to-suit, but don't have the same access to capital that public companies have.

And the other dynamic that is helping us is banks aren't that excited to make construction loans. So we feel like we have got a really good opportunity here. It is just mainly forward committed, so the investments are slower than -- coming online than typical straight-out purchases.

Sheila McGrath - KBW - Analyst

And then what about volumes on the asset sale side for the rest of the year?

Will Eglin - Lexington Realty Trust - CEO, President, COO

 Well, we are more than halfway toward the target that we set out of $200 million at the beginning of the year. So I am expecting that third-quarter volume will be lighter relative to first quarter, but I think fourth quarter will be heavier. So I think dispositions will be a little bit weighted toward the end of the year relative to third quarter.

Sheila McGrath - KBW - Analyst

 Okay. And then on Concord, I think Pat mentioned a distribution in the quarter. Is that investment still on the balance sheet? I thought you wrote that down.

 Patrick Carroll - Lexington Realty Trust - EVP, CFO,Treasurer

 We wrote the balance down to zero, and we only recognize earnings on Concord when we get cash distributions, as we did this quarter.

Sheila McGrath - KBW - Analyst

How much more distributions do you think you could expect? Or do you have (multiple speakers) -- go ahead. Sorry.

Patrick Carroll - Lexington Realty Trust - EVP, CFO,Treasurer

 I think it will be quarter by quarter, but I think best case is that distributions could be in the $2 million to $3 million range annually for a while. So not a big number, but certainly a better outcome than we expected when we wrote the investment down to zero.

Sheila McGrath - KBW - Analyst

Okay. And last question, on the dividend, do you think that you will give us a little bit more visibility when you report third quarter earnings in terms of where the increase might lie for 2012?

FINAL TRANSRCRIPT
Aug 02, 2011 / 03:00PM GMT, LXP - Q2 2011 Lexington Realty Trust Earnings Conference Call

Will Eglin - Lexington Realty Trust - CEO, President, COO

 Yes, what we did last year is we actually announced the dividend increase with our third-quarter earnings, and we would expect to do the same thing this year.

Sheila McGrath - KBW - Analyst

Okay. All right. Thank you.

Operator

Anthony Blom, JPMorgan.

Anthony Paolone - JPMorgan - Analyst

Thanks. Excuse me. First question, Will, I think in NAREIT, you talked about the deal pipeline being about $150 million, $200 million. And you mentioned [LOIs] $175 million, so it sounds about the same place. Just wondering if you have seen the relatively weak economy make its way into your deal flow. Is it harder to find build-to-suit opportunities, for instance, as you look across the country?

 Will Eglin - Lexington Realty Trust - CEO, President, COO

No, I think it is about the same compared to a couple of months ago. Typically, these are long lead time decisions for corporations, so we wouldn't have, you know, sort of -- by this point, I don't think it would've trickled into the pipeline. We will see sort of four or six months from now whether the dynamic has changed. But right, now the pipeline still looks pretty healthy relative to a couple months ago.

 Anthony Paolone - JPMorgan - Analyst

Okay. And then on Concord, Pat, the income that you did pick up in the quarter, did that come through the JV line item? I mean, where was that on (multiple speakers).

 Patrick Carroll - Lexington Realty Trust - EVP, CFO,Treasurer

 It is in equity and earnings.

Anthony Paolone - JPMorgan - Analyst

 What was that dollar amount again?

Patrick Carroll - Lexington Realty Trust - EVP, CFO,Treasurer

 It was about $900,000 for the quarter, $500,000 of which we recognized in FFO, $400,000 of which we did not.

Anthony Paolone - JPMorgan - Analyst

Okay. And then, Will, you mentioned the 900,000 square feet set to expire over the balance of the year; about 500,000 seemed like they are going to renew. What do you think happens with the other 400,000? Does that kind of dings occupancy or do you think you have others lined up there?

FINAL TRANSRCRIPT
Aug 02, 2011 / 03:00PM GMT, LXP - Q2 2011 Lexington Realty Trust Earnings Conference Call

Will Eglin - Lexington Realty Trust - CEO, President, COO

 No, right now, that dings occupancy. The two big ones, honestly, are the office buildings. One in Farmington Hills, Michigan, which we expect to be a vacancy, and honestly, that is where we took the impairment charge, because we expect that that is conveyed to the lender at the end of the year.

And the other one is Cary, North Carolina, where we have Lucent coming off-lease. And again, we have got a fairly significant loan there of $100 a foot. So we do have prospects in Lucent, one potential lessee for 15,000 feet. So there might be a little bit of occupancy pickup, but it is not material, honestly, at 15,000 feet. So those are -- I would say those are the two big ones on the rollover front.

Operator

John Guinee, Stifel Nicolaus.

John Guinee - Stifel Nicolaus - Analyst

John Guinee here. How are you? Okay, let's see. So, Will, regarding this dividend subject, which tends to continue to come up again and again, you sort of have three choices maybe. You could increase the dividend 2% or 3%, try to conserve some cash. You may decide to increase the dividend 7%, 8%, 9%. Or you may decide to have a really -- make a statement like you did last year, where I think you increased the dividend 15%.

If you're talking to your Board and making a recommendation to them next October, what do you tell them?

 Will Eglin - Lexington Realty Trust - CEO, President, COO

Well, based on the way the world is exactly right now, John -- because I think we have executed -- we are sort of ahead of schedule on execution, my expectation would be to recommend to the Board that we increase the dividend $0.04 to $0.06. Now, it is not next October, but the Company has (multiple speakers) -- yes, that's right.

But the Company is in good shape; it has a low payout ratio. We are quite optimistic about tenant retention next year. So I feel like that would be my recommendation, were I making it today.

 John Guinee - Stifel Nicolaus - Analyst

Okay. Then you had mentioned -- I didn't quite catch this -- you said in the first half of the year, in your prepared remarks, you mentioned something to the effect of in the first half of the year, you had [some] leases that were about $12 million over market. Can you restate that again?

Will Eglin - Lexington Realty Trust - CEO, President, COO

What we said on our first earnings call of the year was that we felt like mark-to-market on expiring leases this year and next year was about $12 million, in the aggregate. So as we blend and extend, we have been reducing rents. But that was how we quantified what we thought was our total exposure, given expiring rents versus where we think market is.

So there is nothing that has happened on the rollover front so far that would lead us to change that estimate.

FINAL TRANSRCRIPT
Aug 02, 2011 / 03:00PM GMT, LXP - Q2 2011 Lexington Realty Trust Earnings Conference Call

 John Guinee - Stifel Nicolaus - Analyst

Okay. So if I take that comment, and Pat mentioned that 2Q rental revenues was about 82.7%, 4.1 of GAAP in excess of cash, what happens to that number in the third and fourth quarter?

Will Eglin - Lexington Realty Trust - CEO, President, COO

Well, that will largely be a function of the timing of extension activity. And given that many of these long-term facility leases take six or 12 months to finish, it is quite lumpy. So I don't want to commit to an exact schedule with respect to how these leases get extended.

So I think the way to sort of measure our expectation would be to look at it when we get toward the end of next year and look back.

 Patrick Carroll - Lexington Realty Trust - EVP, CFO,Treasurer

And also, on page 41 of the supplement, we disclose what our estimate is of both cash and GAAP rents for the remainder of 2011, so you will have the numbers directly there.

John Guinee - Stifel Nicolaus - Analyst

Got you. Okay. And translating on Farmington Hills and Cary, North Carolina, they go vacant, they probably just go back to the lender by year-end?

Patrick Carroll - Lexington Realty Trust - EVP, CFO,Treasurer

On the Farmington Hills one, we have taken the impairment charge, based upon the probability of giving it back to the lender, yes. We have started with a smaller lease on Lucent Technologies -- that is Cary, North Carolina -- and although there is a probability of giving it back to the lender, that is obviously a possibility, yes.

John Guinee - Stifel Nicolaus - Analyst

Okay. And then your $53 million of impairment charges plus another $5.6 million on sales completed -- did I get that right?

Patrick Carroll - Lexington Realty Trust - EVP, CFO,Treasurer

You got that right. It is on two different sections of the income statement. And of the $53.6 million that is up in continuing operations, $11.4 million of it relates to a joint venture partner. So that is actually sitting in income, which is net loss attributable to noncontrolling interest on the income statement.

So you have to take the $53.6 million and reduce it by $11.4 million, to get (multiple speakers).

John Guinee - Stifel Nicolaus - Analyst

Which asset is that?

 Patrick Carroll - Lexington Realty Trust - EVP, CFO,Treasurer

 That is the property out in Long Beach California, the office facility, multi-tenanted. So it is on the multi-tenanted section of the --

Will Eglin - Lexington Realty Trust - CEO, President, COO

That is 1500 Hughes Way, John.

FINAL TRANSRCRIPT
Aug 02, 2011 / 03:00PM GMT, LXP - Q2 2011 Lexington Realty Trust Earnings Conference Call

 John Guinee - Stifel Nicolaus - Analyst

Okay, got you. Okay. And is it safe to say that we are done with impairment charges with this sort of kitchen sink approach?

Patrick Carroll - Lexington Realty Trust - EVP, CFO,Treasurer

I sure hope so, John. I think this quarter, we were -- we (inaudible) I think very conservative in our assessment. I mean, the properties do generate positive cash flows, but the way accounting looks at it now, John, is -- are you able to recoup your investment over a holding period? And the question comes up to is, historically, you would say everything had a 10-year hold, and now there is pushback and the holding period is shorter. So we were very conservative; we had very short holding periods, which led to that impairment charge.

 John Guinee - Stifel Nicolaus - Analyst

Okay. Then looking at your page 22, 23, you have your Net Lease Strategic Assets Fund properties. It would just be great if we could snap our fingers and sell all these assets early next year, and you guys could get the $185 million. But the average lease term in this portfolio looks like it is maybe four years, and there is not a huge market for those kind of assets.

What do you think is a realistic ability for the joint venture -- the Net Lease Strategic joint venture to actually exercise a disposition plan, given a relatively short-term average lease?

 Will Eglin - Lexington Realty Trust - CEO, President, COO

Well, actually, the weighted average lease term there is a little bit more than six years right now. And I expect -- we extended some fairly significant leases there in second quarter on the HP and Honeywell buildings. So I imagine that before we are in the market, we will probably have some more extension activity.

And recall there that as long as that portfolio can be sold at a cap rate of 10.5% or better, our capital position is protected. So we feel like in spite of the six-year weighted average lease term that the cap rate is comfortably below that.

John Guinee - Stifel Nicolaus - Analyst

 Have you started selling yet any of these?

Will Eglin - Lexington Realty Trust - CEO, President, COO

 No, we have not. My expectation at this point is that our partner will probably choose to be in the market, to start the sale process, either at the end of this year or early next year.

 John Guinee - Stifel Nicolaus - Analyst

Great. All right, thank you very much. Nice call.

Operator

Steve Swett, Morgan, Keegan.

Steve Swett - Morgan, Keegan - Analyst

 Hey, good morning, Will. Any updated thoughts in your discussions with some of the tenants that have their leases expire in 2012? Anything change there, as you are talking to them?

FINAL TRANSRCRIPT
Aug 02, 2011 / 03:00PM GMT, LXP - Q2 2011 Lexington Realty Trust Earnings Conference Call

Will Eglin - Lexington Realty Trust - CEO, President, COO

No, I wouldn't say so. We have had two known moveouts in the office portfolio. One is a Principal Mutual in Clive, Iowa, and the other is Hartford Fire in Southington. They have been on our known 2012 moveout list for nine months, and we haven't added anybody to that list. So we are optimistic that we are going to have very good tenant retention there.

There will be some tenants that might downsize their space a little bit. But I think over the balance of the year -- you know, we have got 3.2 million feet of lease extensions in negotiation right now, or roughly 3 million feet in some new leases. So honestly, as we have gotten closer to 2012, I have become more confident about retention, not less.

Steve Swett - Morgan, Keegan - Analyst

Okay great. And then just remind me -- on the build-to-suit funding, prior to the tenant taking occupancy, as you are funding the construction, how does that feed into your revenue?

 Patrick Carroll - Lexington Realty Trust - EVP, CFO,Treasurer

 It doesn't. We don't recognize any revenue during construction when we have the intent to take out the property at the end of construction. So we don't recognize any earnings during the funding phase.

At the end of the day, when we are closing on the property, we just pay less for the property than the contract price for our accrued interest. So the purchase price is going to be -- the actual -- what we actually pay will be less than the contract price for the accretions. None of it gets reflected in P&L.

We do, however, on the GAAP, you have to capitalize interest during the quarter. I think we have like $500,000 for the quarter of capitalized interest on the whole portfolio, not just the build-to-suits.

Steve Swett - Morgan, Keegan - Analyst

 Okay, so if you are negotiating on those and start construction later this year, I mean, you won't be closing on those until mid-2012, something like that?

Patrick Carroll - Lexington Realty Trust - EVP, CFO,Treasurer

Yes, that is exactly right, and that is when the P&L starts.

 Steve Swett - Morgan, Keegan - Analyst

 Okay. And then last question -- Will, any updated thoughts on Transamerica Tower in Baltimore and timing on a potential asset sale?

 Will Eglin - Lexington Realty Trust - CEO, President, COO

You know, we are not in the market yet. We are sort of developing our capital recycling plan for next year at this point. That asset at 95% leased, we still think that it will throw off about $7.5 million to $8 million of NOI. And for that kind of core asset type, we think, if anything, cap rates are going to continue to compress. So when we get to the point of wanting to monetize that asset, I think it will be a very good outcome for us.

Steve Swett - Morgan, Keegan - Analyst

Okay, thanks a lot.

FINAL TRANSRCRIPT
Aug 02, 2011 / 03:00PM GMT, LXP - Q2 2011 Lexington Realty Trust Earnings Conference Call

Operator

Geoff Dancey, Cutler Capital Management.

Geoff Dancey - Cutler Capital Management - Analyst

Good morning, Will. So on the projects financing, what is the return you are getting, just on the construction part of it? (multiple speakers)

 Patrick Carroll - Lexington Realty Trust - EVP, CFO,Treasurer

I mean, it depends. The accrued interest could be around 9% to 10%, but again, it doesn't roll into our earnings; it reduces (inaudible) our basis.

Geoff Dancey - Cutler Capital Management - Analyst

Okay. Now you list here these two opportunities as 9.4% initial cap rates. Am I to assume that that is initial cap rate upon the purchase of $13 million in, say, 2011 for example? Or is that 9.4% a total return on your money invested, including (multiple speakers)?

Patrick Carroll - Lexington Realty Trust - EVP, CFO,Treasurer

No, that is the initial cap rate on closing.

Geoff Dancey - Cutler Capital Management - Analyst

Okay. So what does it look like in terms of total return, including the money advanced ahead of the initial purchase?

 Patrick Carroll - Lexington Realty Trust - EVP, CFO,Treasurer

 It really depends on how quickly the construction goes. If you are accruing at 9% and the construction period is six months, it is whatever you funded in the construction at 9%. That's in essence why you are paying less over the six-month period.

Geoff Dancey - Cutler Capital Management - Analyst

Okay. So essentially what you're -- the return on your funding is not too far off from the initial cap rate that you are buying at, at (multiple speakers)?

Patrick Carroll - Lexington Realty Trust - EVP, CFO,Treasurer

That is a safe assumption, yes.

Geoff Dancey - Cutler Capital Management - Analyst

Okay. Okay, thanks a lot.

Operator

Todd Stender, Wells Fargo.

FINAL TRANSRCRIPT
Aug 02, 2011 / 03:00PM GMT, LXP - Q2 2011 Lexington Realty Trust Earnings Conference Call

Todd Stender - Wells Fargo - Analyst

Thanks, guys. I hopped on late, so I apologize if these have been answered. Pat, if we could start with you. Just your comments regarding asset impairment. It sounded like with just the shortened holding period on some of the properties -- is that a function of market pricing or is there anything we can read into that with investor demand of net leased properties influencing any of this?

Patrick Carroll - Lexington Realty Trust - EVP, CFO,Treasurer

 Not really. It comes down to an accounting mechanism of saying -- we have gone out and said, we want to get out of retail, there is $200 million of properties that we would like to sell. Those are called triggering events.

And if you are looking to get out of the retail over time and you are looking to sell $200 million of properties, you can't say that you have a 10-year hold period on the asset, which is generally -- what you generally use under GAAP. So you just shorten the holding period to an estimate. All this really is is making estimates on how long we think we can hold it before we sell it. And I think we take a pretty conservative approach in that regard.

Todd Stender - Wells Fargo - Analyst

Okay, thanks. And just going back to the build-to-suit transactions, have you disclosed who the tenants are and what kind of credit they have?

Will Eglin - Lexington Realty Trust - CEO, President, COO

We haven't. Often, we are under confidentially agreement, in some cases. So that is really -- that is what is driving that. But -- and so, it is a range of credits. But some of the tenants that we can't disclose are the better-rated companies. But I would say that it is sort of a range between BB and AA in the pipeline.

Todd Stender - Wells Fargo - Analyst

Okay. And just to piggyback on some of the earlier questions, you are locking in your cap rates on the build-to-suits. Are you locking in your cost of capital as well up front?

Patrick Carroll - Lexington Realty Trust - EVP, CFO,Treasurer

Well, in some cases we will finance them. ASICS is a good example, where we ended up, the billing and cap rate there was about 9.25%, and we leveraged that at a fixed five-year rate of 4.71%. So on some of these new long-lease investments, we will be doing the same thing. So we could probably lock in like 50% leverage at 5% or less than 5%. So we will be doing a little bit of that.

Todd Stender - Wells Fargo - Analyst

Okay. And any outstanding balance in your line of credit right now?

Patrick Carroll - Lexington Realty Trust - EVP, CFO,Treasurer

 None.

Todd Stender - Wells Fargo - Analyst

Okay, thanks, guys.

FINAL TRANSRCRIPT
Aug 02, 2011 / 03:00PM GMT, LXP - Q2 2011 Lexington Realty Trust Earnings Conference Call

Operator

Edward (inaudible), (inaudible) Capital.

Unidentified Participant

Just a clarification. When you did mention that you were looking at a dividend increase (inaudible) $0.04 range, is it on an annualized basis or on quarterly basis?

Patrick Carroll - Lexington Realty Trust - EVP, CFO,Treasurer

That would be an annualized.

Unidentified Participant

That would be annualized. Okay, thanks.

Operator

John Guinee.

John Guinee - Stifel Nicolaus - Analyst

Just to clarify a little bit. You had -- looks like a footnote has $1.4 million of lease term fee from RBC at Transamerica Tower. Was that recognized second quarter?

Patrick Carroll - Lexington Realty Trust - EVP, CFO,Treasurer

We didn't recognize it at all. We spread it over the life of the new lease.

John Guinee - Stifel Nicolaus - Analyst

Okay, so no recognition at all. And that is why Bolton partners is coming in at a fairly low rent?

Patrick Carroll - Lexington Realty Trust - EVP, CFO,Treasurer

(inaudible) yes.

John Guinee - Stifel Nicolaus - Analyst

And if I do the quick math on the Transamerica 15,600, I guess that is another floor --

Patrick Carroll - Lexington Realty Trust - EVP, CFO,Treasurer

That's correct.

FINAL TRANSRCRIPT
Aug 02, 2011 / 03:00PM GMT, LXP - Q2 2011 Lexington Realty Trust Earnings Conference Call

John Guinee - Stifel Nicolaus - Analyst

 -- it looks to me like looking at the cash and the GAAP numbers, it is $42 and $56 per square foot, which can't possibly be the rent for that building. What is the story behind those numbers?

Patrick Carroll - Lexington Realty Trust - EVP, CFO,Treasurer

It includes basement space; it includes step-up rents. I mean, it's just the straight line; it's just whatever that lease is for that property -- for that one Transamerica Tower.

John Guinee - Stifel Nicolaus - Analyst

And what is the final square footage for Transamerica now -- for the life insurance company?

Will Eglin - Lexington Realty Trust - CEO, President, COO

135,000)

Patrick Carroll - Lexington Realty Trust - EVP, CFO,Treasurer

Yes, I think it's -- it is like -- I want to say like 130,000, roughly.

John Guinee - Stifel Nicolaus - Analyst

Okay, got you. Thank you very much.

Operator

Thank you. We have no additional questions. I will turn the call back over to Will Eglin for any additional or closing remarks.

Will Eglin - Lexington Realty Trust - CEO, President, COO

Thank you again for joining us this morning. We are very excited about our prospects for the balance of this year and beyond. And as always, we appreciate your participation and support.

If you would like to receive our quarterly supplemental package, please contact Gabriela Reyes, or you can find additional information on the Company on our website at www.lxp.com. And in addition, as always, you may contact me directly or other members of our senior management team with any questions. Thank you and have a good day, everyone.

Operator

Thank you. Once again, ladies and gentlemen, that does conclude today's presentation. Thank you for your participation.

FINAL TRANSRCRIPT
Aug 02, 2011 / 03:00PM GMT, LXP - Q2 2011 Lexington Realty Trust Earnings Conference Call

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